As filed with the Securities and Exchange Commission on March 4, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAYFLOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	20-8448499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 South Main Street Middleboro, Massachusetts	02346
(Address of Principal Executive Offices)	(Zip Code)

Mayflower Bancorp, Inc.

2010 Equity Incentive Plan

(Full title of the plan)

Edward M. Pratt

President and Chief Executive Officer

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, Massachusetts 02346

(Name and address of agent for service)

(508) 947-4343

(Telephone number, including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esq.

Joel E. Rappoport Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, D.C. 20005

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock $1.00 par value	156,475 (2)	$8.37	$1,309,696	$152.06

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Mayflower Bancorp, Inc. 2010 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Mayflower Bancorp, Inc. (the “Common Stock”) as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents shares which may be delivered pursuant to awards under the Plan.
(3)	The average of the high and low price of the Common Stock on the Nasdaq Global Market on March 2, 2011.
(4)	Estimated solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the “Securities Act”) and 17 C.F.R. §230.462

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. The documents containing the information for the Mayflower Bancorp, Inc. 2010 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed by Mayflower Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference or furnished herewith in this Registration Statement, as stated below:

(a) The Registrant’s Annual Form 10-K for the year ended April 30, 2010, which incorporates by reference the Registrant’s 2010 Annual Report which includes the consolidated statements of financial condition of Mayflower Bancorp, Inc. and its subsidiary as of April 30, 2010 and 2009, and the related consolidated statements of income, changes in stockholder equity, and cash flows for the years then ended, is incorporated by reference. The Form 10-K was filed with the SEC on July 23, 2010 (File No. 000-52477).

(b) The description of the Registrant’s Common Stock contained in Item 8.01 of Registrant’s Form 8-K 12G3 filed with the SEC on February 16, 2007 (File No. 000-52477), is incorporated by reference.

(c) The Registrant’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on May 28, 2010, July 12, 2010, August 18, 2010, August 26, 2010, November 23, 2010 and February 25, 2011 (File No. 000-52477), are incorporated by reference.

(d) The Registrant’s Forms 10-Q, which include the unaudited consolidated statements of financial condition of Mayflower Bancorp, Inc. and its subsidiary as of July 31, 2010 and October 31, 2010, and the related consolidated statements of income, changes in stockholder equity, and cash flows for the quarters then ended, are incorporated by reference. The Forms 10-Q for the quarters ended July 31, 2010 and October 31, 2010 were filed with the SEC on September 8, 2010 and December 7, 2010, respectively (File No. 000-52477).

(e) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated herein by reference and made a part hereof from the date of filing such documents (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

The Company is a Massachusetts corporation. Massachusetts General Laws (“MGL”) Chapter 156D, Section 8.51 provides, subject to limited exceptions, that a corporation may only indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (i) he conducted himself in good faith, he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (ii) he engaged in conduct for which he shall not be liable under a provision of the articles of organization authorized by Section 2.02(b)(4) of MGL Chapter 156D. A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 8.51.

Under MGL Chapter 156D, Section 8.52, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The Registrant’s Articles of Organization contain the following provision regarding indemnification of its directors and employees:

ARTICLE VI(H)

INDEMNIFICATION

The Corporation shall indemnify each director or officer of the Corporation to the fullest extent now or hereafter permitted by law against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which he is or is threatened to be made a party by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or of a subsidiary of the Corporation, or is or was a director, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by a subsidiary of the Corporation, or is or was serving another enterprise in any such capacity at the written request of the Corporation. To the extent authorized at any time by the Board of Directors of the Corporation, the Corporation may similarly indemnify other persons against liability incurred in any capacity, or arising out of any status, of the character described in the immediately preceding sentence. At the discretion of the Board of Directors, any indemnification hereunder may include payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Article VI(H) or applicable laws. In no event, however, shall the Corporation indemnify any director, officer, or other person hereunder with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any present or former director, officer or other person against any liability of any character asserted against and incurred by the Corporation or any such director, officer or other person in any capacity, or arising out of any status, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article VI(H). The provisions of this Article VI(H) shall be applicable to persons who shall have ceased to be directors or officers of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder. Notwithstanding any other provisions contained herein, these Articles are subject to the requirements and limitations set forth in Section 18(k) of the Federal Deposit Insurance Act and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation or any successor regulation thereto.

Item 7.	Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Organization of Mayflower Bancorp, Inc.(1)

4.2	Bylaws of Mayflower Bancorp, Inc. (2)

5	Opinion of Kilpatrick Townsend & Stockton LLP as to legality of the Common Stock to be issued

23.1	Consent of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc.

23.2	Consent of Kilpatrick Townsend & Stockton LLP (included in Opinion filed as Exhibit 5)

24	Power of Attorney (contained on the signature page)

99.1	Mayflower Bancorp, Inc. 2010 Equity Incentive Plan(3)

99.2	Form of Award Agreements

(1)	Incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Mayflower Bancorp, Inc. with the SEC on February 16, 2007.
(2)	Incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Mayflower Bancorp, Inc. with the SEC on February 16, 2007.
(3)	Incorporated by reference to the Registrant’s definitive proxy materials filed with the SEC on July 22, 2010.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, Mayflower Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleboro, Commonwealth of Massachusetts, on March 3, 2011.

MAYFLOWER BANCORP, INC.

By:	/s/ Edward M. Pratt
Edward M. Pratt
President and Chief Executive Officer
(duly authorized representative)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Edward M. Pratt, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Edward M. Pratt	By:	/s/ Maria Vafiades
	Edward M. Pratt		Maria Vafiades
	President, Chief Executive Officer and Director (Principal Executive Officer)		Chief Financial Officer (Principal Financial and Accounting Officer)

Date:	3/3/2011	Date:	3/3/2011

By:	/s/ E. Bradford Buttner	By:	/s/ Paul R. Callan
	E. Bradford Buttner		Paul R. Callan
	Director		Director

Date:	3/3/2011	Date:	3/3/2011

By:	/s/ Charles N. Decas	By:	/s/ M. Sandra Fleet
	Charles N. Decas		M. Sandra Fleet
	Director		Director

Date:	3/3/2011	Date:	3/3/2011

By:	/s/ William H. Fuller	By:	/s/ Diane A. Maddigan
	William H. Fuller		Diane A. Maddigan
	Director		Director

Date:	3/3/2011	Date:	3/3/2011

By:	/s/ Edward J. Medeiros	By:	/s/ Joseph B. Monteiro
	Edward J. Medeiros		Joseph B. Monteiro
	Director		Director

Date:	3/3/2011	Date:	3/3/2011

By:	/s/ David R. Smith, Jr.	By:	/s/ Geoffrey T. Stewart
	David R. Smith, Jr.		Geoffrey T. Stewart
	Director		Director

Date:	3/3/2011	Date:	3/3/2011

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Articles of Organization of Mayflower Bancorp, Inc.	Incorporated by reference herein.

4.2	Bylaws of Mayflower Bancorp, Inc.	Incorporated by reference herein.

5	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

23.1	Consent of Parent, McLaughlin & Nangle, Certified Public Accounts, Inc.	Filed herewith.

23.2	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.

24	Power of Attorney	Located on the signature page.

99.1	Mayflower Bancorp, Inc. 2010 Equity Incentive Plan	Incorporated by reference herein.

99.2	Form of Award Agreements	Filed herewith.